Exhibit 99



NEWS RELEASE
____________


Gibson Greetings Announces Definitive Agreement to Sell The Paper
Factory of Wisconsin, Inc.

     CINCINNATI, Aug. 17/PRNewswire/ -- Gibson Greetings Inc. (Nasdaq: GIBG) today said it has reached a definitive agreement to sell 100% of the capital stock of The Paper Factory of Wisconsin, Inc. for approximately $36 million in cash to PFW Acquisition Corp.
     The Paper Factory, based in Appleton, Wisconsin, operates 180 party goods stores in 40 states under the names Paper Factory, Greetings 'n More and Great Party. The Paper Factory recorded net sales of $86.1 million for the fiscal year ended December 31, 1997.
     The transaction, which is subject to customary closing conditions, is expected to close within a few weeks. Under terms of the pact, Gibson will continue to supply The Paper Factory with Gibson product.
     "The sale of The Paper Factory will allow us to focus on positioning the Company for future growth through innovative product development, dynamic retail programs and strategic acquisitions," said Frank J. O'Connell, Gibson chairman, president and chief executive officer. "The cash raised from the sale will provide significant financial resources to expand the business and pursue new opportunities."
     "This is a positive development for both organizations," said William Heeter, president of The Paper Factory. "This transaction will provide us with an opportunity to aggressively develop our business in an expanding category, while also maintaining our vendor relationship with Gibson."
     Mr. Heeter said he does not anticipate any management or staff changes at The Paper Factory following the completion of the transaction.
     Gibson Greetings, Inc., an industry innovator in the greeting card business, is pursuing a growth strategy of marketing relationship-fostering products that provide strong entertainment value. This is being achieved by developing proprietary new products, negotiating major licensing agreements and deploying high-energy shopping environments in a wide spectrum of major retail stores. Gibson manufactures and distributes more than 24,000 individual relationship communication products (over 5,000 new products in the past year), including greeting cards, gift wrap, party goods, licensed products and Silly Slammers, America's favorite "toyz that make noize." E-mail greetings featuring Gibson content are available through Greet Street (www.greetst.com), in which Gibson holds a minority equity interest.
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     For more information on Gibson Greetings, please visit our web site at www.gibsongreetings.com or the Silly Slammers site at www.sillyslammers.com